Exhibit 5.1

Main: 310.440.4100

www.raineslaw.com

rqashu@raineslaw.com

March 4, 2022

Reeds, Inc.

201 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

Re: Registration Statement on Form S-8 filed March 4, 2022

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Reed’s, Inc., a Delaware corporation, (the “Company”) with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 6,500,000 shares of common stock reserved for issuance pursuant to the Reed’s, Inc. 2020 Equity Incentive Plan, as amended December 30, 2021 (which plan is referred to herein as the “Plan” and which shares of common stock are referred to herein as the “Shares”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Plan Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any individual agreements relating to such Shares, the Shares will be validly issued, fully paid and nonassessable.

We are members of the bar of the California. We do not express any opinion herein on any laws other than the General Corporation Law of the State of Delaware and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement . In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Raines Feldman LLP
Raines Feldman LLP

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